Exhibit 10.3

SECOND AMENDMENT TO SHARE EXCHANGE AGREEMENT

SECOND AMENDMENT TO SHARE EXCHANGE AGREEMENT (this “Amendment”), dated  as of March 31, 2004, by and among SCL VENTURES, LTD., a British Virgin Islands company having an address at 515 East Olas Boulevard, Suite 1350, Fort Lauderdale, FL 33301 (“SCL”), LASER RECORDING SYSTEMS, INC., a New Jersey corporation having an address at 1395 New York Avenue, Huntington Station, NY 11746 (“Laser” or the “Company”), certain shareholders of SCL signatory hereto (“SCL Signatory Shareholders”), and certain shareholders of Laser signatory hereto (the “Laser Signatory Shareholders”).

WHEREAS, SCL, Laser, the SCL Signatory Shareholders and the Laser Signatory Shareholders entered into that certain Share Exchange Agreement, dated as of May 20, 2003, and that certain Amendment to Share Exchange Agreement, dated November 30, 2003 (together, the “Exchange Agreement”);

WHEREAS, as consideration for agreeing to certain restrictions on transfer of their shares pursuant to Section 10.9 of the Exchange Agreement, the Laser Signatory Shareholders were to be granted limited preemptive rights which were unintentionally omitted from the Exchange Agreement; and

WHEREAS, SCL, Laser, the SCL Signatory Shareholders and the Laser Signatory Shareholders wish to amend the Exchange Agreement to provide for the previously agreed upon limited preemptive rights for the Laser Signatory Shareholders and to amend certain other provisions of the Exchange Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

1.                                       Limited Preemptive Rights.  The Exchange Agreement shall be amended by adding the following Section 10.10:

“10.10.  The Laser Signatory Shareholders are hereby granted limited preemptive rights as follows:

(a)                                  Preemptive Rights.  Each Laser Signatory Shareholder shall have the right, on the terms set forth below, to purchase such Laser Signatory Shareholder’s Pro Rata Share of New Securities which Laser may, after the Closing, from time to time, propose to sell and issue for cash or other consideration to officers, directors and others holding 5% or more of post-exchange shares of Laser (“Insiders”) in the event such sale and issuance is at a price per share that is below the average closing sales price of Laser common stock for the thirty (30) days prior to such sale and issuance (the “Preemptive Rights”).

(b)                                 Notice.  In the event Laser proposes to undertake an issuance of New Securities, it shall give the Laser Signatory Shareholders written notice of its intention, describing the type of New Securities, the consideration and the general terms upon which Laser proposes to issue the same.  Each such Laser Signatory Shareholder shall have 7 days from the date of receipt of any such notice to agree to purchase its Pro Rata Share as of such date of such New Securities for the cash or cash equivalent consideration and upon the general terms specified in the notice by giving written notice to Laser and stating therein the quantity of New Securities to be purchased.

(c)                                  Limitations.  Notwithstanding the provisions of Section 10.10(a) above, the Preemptive Rights hereby granted to the Laser Signatory Shareholders are subject to the following restrictions:

(i)                                     The Preemptive Rights shall not be effective as long as the Laser Signatory Shareholders or their designees comprise  a majority of Laser’s board of directors; and

(ii)                                  the Preemptive Rights of any Laser Signatory Shareholder shall terminate upon expiration or termination as to such Laser  Signatory Shareholder of the lock-up provisions contained in Section 10.9 of this Agreement.

For purposes of this Section 10.10, the term “New Securities” shall mean any authorized but unissued equity securities of Laser and all rights, options or warrants to purchase securities of Laser of any type whatsoever that are, or may become, convertible into equity securities of Laser; provided, however, that the term “New Securities” does not include:

(i)                                     equity securities issued pursuant to stock dividends, stock splits or similar transactions;

(ii)                                  equity securities issued pursuant to the acquisition of another corporation or entity (not owned or controlled by Insiders) by Laser or any of its subsidiaries by merger, acquisition of equity interest, purchase of all or substantially all of the assets, reorganization or other transactions whereby Laser or any of its subsidiaries shall become the owner of or have the right to vote more than fifty percent (50%) of the voting power of such corporation or entity;

(iii)                               grants of compensatory options, warrants or restricted securities, or equity securities issued pursuant to compensatory grants of options, warrants or restricted securities to Insiders at a purchase price greater than or equal to 80% of the average closing sales price of Laser common stock for the thirty (30) days prior to such issuance;

(iv)                              equity securities issued to financial institutions as consideration for or in connection with any commercial credit arrangements, equipment financings or similar transactions obtained by Laser;

(v)                                 equity securities issuable upon exercise of options or warrants issued by Laser or SCL and  outstanding as of the date hereof; or

(vi)                              equity securities issued to SCL, to shareholders of SCL, or to consultants and finders pursuant to or as contemplated by this Agreement, or to the Fund as contemplated by Section 4.4 of this Agreement, but only to the extent that such issuances, when aggregated with prior issuances pursuant to or as contemplated by this Agreement, do not exceed 80,833,333 shares of Laser Common.

For purposes of this Section 10.10, the term “Pro Rata Share” as of any date shall mean, with respect to the outstanding equity securities of Laser, the ratio of (i) the percentage interest of Laser common stock owned by a Laser Signatory Shareholder on such date (including any warrants or options then held by such holder) to (ii) the total percentage ownership of Laser Common Stock then outstanding held by all holders of Laser common stock on such date (assuming exercise of any warrants and options then outstanding).”

2.                                       Standstill.   Section 10.4 of the Exchange Agreement shall be amended adding the following sentence:

“Nothing contained in this Section 10.4 shall prohibit SCL from offering or issuing additional shares of its equity securities prior to the Closing.”

3.                                       Restriction on Sale of Laser Stock.  Section 10.9.1 of the Exchange Agreement shall be amended by changing the lock up period set forth in such Section 10.9.1 from two (2) years to one (1) year from the date of the Closing.

4.                                       Amended Closing Date.  Section 5.1 of the Exchange Agreement relating to the definition of the term “Closing Date” is hereby amended to read in its entirety as follows:

“5.1   The Closing of the Exchange shall take place upon five days’ written notice from SCL to Laser, but no later than July 31, 2004 (the “Closing Date”).”

5.                                       Exchange Ratio.  Section 3.1 of the Exchange Agreement shall be amended by adding the following sentence:

“To the extent that the number of SCL Exchange Shares outstanding as of the Closing Date is less than 76 million shares and therefore results in SCL Shareholders holding less than 95% of the Laser Common outstanding immediately following the Closing, the difference between the number of shares of Laser Common issued at Closing and 76 million shall be reserved for future issuance within the following 180 days to SCL Shareholders, finders or consultants to SCL, or to others, including the Fund in accordance with Section 4.4, in such amounts and for such consideration as determined by the SCL Signatory Shareholders.”

6.                                       Payment of Fees and Expenses.  Section 5.2.2 of the Exchange Agreement shall be amended by deleting the second sentence of such Section 5.2.2 and replacing it with the following:

“SCL agrees to pay all fees, costs and expenses incurred in connection with the Exchange, including the preparation, assembly and mailing of the proxy statement and the special meeting of shareholders relating to the Exchange.”

7.                                       Board of Directors.  Section 8.5.1 of the Exchange Agreement shall be amended by changing the number of directors in the first sentence of such Section 8.5.1 from five (5) to three (3) directors.

8.                                       Directors and Officers Insurance.  The Exchange Agreement shall be amended by adding the following Section 10.11:

“10.11.  Directors and Officers Insurance.  “The parties hereby agree to use reasonable efforts to obtain a policy of directors and officers liability insurance in an amount and on terms reasonably satisfactory to each of the parties.”

9.                                       Exchange Agreement.  All other terms and conditions of the Exchange Agreement shall remain in full force and effect, as amended hereby.

10.                                 Consents.  SCL and the SCL Signatory Shareholders represent and warrant that the execution, delivery and performance by SCL of this Amendment has been duly authorized by action of the Board of Directors of SCL.  Laser and the Laser Signatory Shareholders represent and warrant that the execution, delivery and performance by Laser of this Amendment has been duly authorized by action of the Board of Directors of Laser.

11.                                 Capitalized Terms.  All capitalized terms used but not defined herein shall have the same meanings as ascribed thereto in the Exchange Agreement.

12.                                 Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written, by signing on the appropriate signature page hereto.

SCL VENTURES, LTD.

By:	/s/ Mitchell Sepaniak
Mitchell Sepaniak
President

SCL SIGNATORY SHAREHOLDERS:

/s/ Mitchell Sepaniak		/s/ Jack Chen
Mitchell Sepaniak		Jack Chen

/s/ Norman Rothstein
Norman Rothstein

LASER RECORDING SYSTEMS, INC.

By:	/s/ Carl Lanzisera
Carl Lanzisera
Chief Executive Officer

LASER SIGNATORY SHAREHOLDERS:

/s/ Carl Lanzisera		/s/ Carrie Niemiera
Carl Lanzisera		Carrie Niemiera

/s/ Harvey Kash
Harvey Kash